PROSPECTUS SUPPLEMENT (To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)	Registration Statement no. 333-134553 Dated March 27, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

YEELDS®

YIELD ENHANCED EQUITY LINKED DEBT SECURITIES

PERFORMANCE LINKED TO THE VALUE OF THE INDEX FUND

The following terms will generally apply to certain notes that Lehman Brothers Holdings will sell from time to time using this YEELDS prospectus supplement (the “YEELDS prospectus supplement”) and the accompanying prospectus supplement dated May 30, 2006 relating to Lehman Brothers Holdings’ Medium-Term Notes, Series I (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”). Lehman Brothers Holdings will include information on the specific terms for each series of notes in a pricing supplement to this YEELDS prospectus supplement and in the relevant underlying supplement that, in each case, Lehman Brothers Holdings will deliver to prospective buyers of the notes.

Securities offered: Yield Enhanced Equity Linked Debt Securities of Lehman Brothers Holdings (a “YEELDS” or a “note,” and, in the aggregate, the “YEELDS” or the “notes”).

Index fund: The return on the notes will be linked to the index fund specified in the relevant pricing supplement.

Stated maturity date: As specified in the relevant pricing supplement, subject to postponement if the valuation date is postponed.

Coupon payments: Lehman Brothers Holdings will make coupon payments to you on the dates and at the rate per year specified in the relevant pricing supplement.

Valuation date: As specified in the relevant pricing supplement, subject to postponement if a market disruption event occurs or if such day is not a scheduled trading day.

Determination period: As specified in the relevant pricing supplement.

Initial value: As specified in the relevant pricing supplement.

Equity cap price: As specified in the relevant pricing supplement.

Denomination: As specified in the relevant pricing supplement.

Ranking: Senior unsecured debt securities of Lehman Brothers Holdings.

Payments prior to maturity: Unless otherwise specified in the relevant pricing supplement, the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder.

Payment at maturity: At maturity, unless otherwise specified in the relevant pricing supplement, Lehman Brothers Holdings will pay to you, per YEELDS, in addition to any accrued but unpaid coupon payments, the lesser of:

(1)	the conversion value; and

(2)	the equity cap price

The “conversion value” per YEELDS will equal the product of:

(1)	the conversion ratio; and

(2)	the settlement value

Conversion ratio: Unless otherwise specified in the relevant pricing supplement, the denomination divided by the initial value.

Adjusted Closing Price: The closing price of a share of the index fund, adjusted, if applicable, as specified in the relevant pricing supplement.

The settlement value used for calculating the conversion value on the stated maturity date will be determined as set forth in the relevant pricing supplement and, unless otherwise specified therein, will be based on the adjusted closing price of the index fund on the valuation date. The settlement value may be adjusted under certain circumstances, as described herein.

As a result, the amount you receive at maturity will be less than the principal amount if the settlement value is less than the initial value and in any event will not exceed the equity cap price. You will not receive any payment at maturity (other than accrued but unpaid coupon payments, if any) if the settlement value is zero.

Other terms: You should review “Description of the Notes,” the relevant pricing supplement and the relevant underlying supplement for other terms that apply to your notes. If any information in the relevant pricing supplement is inconsistent with this YEELDS prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement.

Investing in the notes involves risks. Risk Factors begin on page SS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this YEELDS prospectus supplement or the accompanying MTN prospectus supplement or base prospectus is true or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities. It may act as principal or agent in, and this YEELDS prospectus supplement, the accompanying MTN prospectus supplement and the base prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

March 27, 2008

“YEELDS” is a registered trademark of Lehman Brothers Inc.

You should rely only on the information contained or incorporated by reference in this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement or free writing prospectus and the relevant underlying supplement. Any free writing prospectus should be read in connection with the relevant underlying supplement, this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and any other prospectus supplement referred to therein. We have not, and the agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement and the relevant underlying supplement, as well as information that we have filed or will file with the Securities and Exchange Commission and that is incorporated by reference, is accurate as of the date of the applicable document or as of another date, if applicable, referred to in that document. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement
Summary Information — Q&A	SS-3
Risk Factors	SS-6
Use of Proceeds and Hedging	SS-11
Description of the Notes	SS-12
United States Federal Income Tax Consequences	SS-18
Book-Entry Issuance	SS-23
Supplemental Plan of Distribution	SS-24
Benefit Plan Investor Considerations	SS-25
MTN Prospectus Supplement
Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1
Base Prospectus
Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this YEELDS prospectus supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, the relevant pricing supplement and the relevant underlying supplement to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section beginning on page SS-6 to determine whether an investment in the notes is appropriate for you.

In this YEELDS prospectus supplement, references to the “base prospectus” mean the accompanying prospectus, as supplemented by the accompanying MTN prospectus supplement. References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of the series of the notes that you purchase.

What are the notes?

The notes will be a series of senior debt of Lehman Brothers Holdings Inc. (“Lehman Brothers Holdings”) whose value will be tied to the performance of the index fund. The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on the date specified in the relevant pricing supplement, unless the applicable valuation date is postponed.

What payments will I receive on the notes before maturity?

The coupon rate, the coupon payment dates and the related record dates will be specified in the relevant pricing supplement. If any coupon payment date is not a business day, you will receive payment on the following business day unless that day falls in the next calendar month, in which case payment will be made on the first preceding day which is a business day.

Unless otherwise specified in the relevant pricing supplement, the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder. If the relevant pricing supplement provides for a redemption or repurchase feature, the details of such redemption or repurchase feature will be specified in the relevant pricing supplement.

What will I receive if I hold the notes until the stated maturity date?

At maturity, unless otherwise specified in the relevant pricing supplement, Lehman Brothers Holdings will pay you in cash, per YEELDS, in addition to accrued but unpaid coupon payments, the lesser of:

•	the conversion value; and

•	the equity cap price.

The payment on the stated maturity date may be postponed if the valuation date is postponed, as described below under “Description of the Notes—Settlement value”. Unless otherwise specified in the relevant pricing supplement, the valuation date for purposes of the payment on the stated maturity date is the fifth business day prior to the stated maturity date.

How will the conversion value be calculated?

The conversion value per YEELDS will equal the product of:

(1)	the conversion ratio; and

(2)	the settlement value

The conversion ratio, unless otherwise specified in the relevant pricing supplement, is the denomination divided by the initial value. The settlement value must be greater than the initial value for you to receive more than the principal amount per YEELDS. The amount you receive at maturity will not exceed the equity cap price and may be less than the principal amount.

The initial value and the equity cap price will be specified in the relevant pricing supplement.

The settlement value will be determined as set forth in the relevant pricing supplement and, unless otherwise specified therein, will be based on the adjusted closing price of the index fund on the valuation date. If the calculation agent determines that a market disruption event has occurred on the valuation date or if such date is not a scheduled trading day, the valuation date will be postponed and the settlement value will, subject to certain limitations and unless otherwise specified in the relevant pricing supplement, be based on the adjusted closing price of the index fund on the next succeeding scheduled trading day on which no market disruption event occurs. Any such postponement of the valuation date will cause the payment you receive to be postponed by a number of business days equal to the number of scheduled trading days by which the valuation date is postponed. If the index fund is discontinued and a successor index fund is substituted, as described under “Description of the Notes—Successor index fund”, the settlement value will instead be determined with respect to the successor index fund.

The relevant pricing supplement will contain examples of how the conversion value will be calculated.

What changes will be made to the settlement value?

Changes will be made to the settlement value to reflect certain events affecting the index fund (or a successor index fund) such as share splits, share dividends and similar occurrences. See “Description of the Notes—Adjustments to the multiplier.”

How will I be able to find the settlement value?

You may call Lehman Brothers Inc. at 212-526-0905 to obtain the settlement value, calculated as if it were being determined on that date.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page SS-6.

What about taxes?

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this YEELDS prospectus supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. Lehman Brothers Holdings intends to report the coupon payments as ordinary income to you, but you should consult your own tax advisor concerning alternative characterizations. Neither Lehman Brothers Holdings nor any of its affiliates provide tax advice. See “United States Federal Income Tax Consequences” in this YEELDS prospectus supplement.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. Lehman Brothers Holdings’ global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary—Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, as amended, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Unless indicated otherwise in the relevant pricing supplement, Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will be an agent for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of determining the amount you receive at maturity of the notes. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors—Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent” and “Description of the Notes—Calculation agent.”

After the initial offering of each series of notes, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

The notes may be listed on a stock exchange. If the notes are listed on a stock exchange, the relevant pricing supplement will identify the exchange and the trading symbol of the series. You should be aware that that the listing of the notes on a stock exchange will not necessarily ensure that a liquid trading market will be available for the notes.

R ISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the price per share of the index fund (or successor index fund, if any) and other events that are difficult to predict and beyond Lehman Brothers Holdings’ control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes will be different from conventional debt securities of Lehman Brothers Holdings in several ways.

•

The payment you receive at maturity may be less than the principal amount. If, on the valuation date, the settlement value is less than the initial value, Lehman Brothers Holdings will pay you an amount less than the principal amount, in addition to any accrued but unpaid coupon payments, per note. Accordingly, you may lose some or all of the principal amount that you invest in the notes. You will not receive any payment at maturity (other than any accrued but unpaid coupon payments) if the settlement value is zero.

•

The yield may be lower than the yield on a conventional debt security of comparable maturity. The amount Lehman Brothers Holdings pays you at maturity may be less than the return you could earn on other investments. Because the amount you receive at maturity may equal only the principal amount, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

•

The coupon rate paid on the notes may be significantly less than interest paid on a conventional debt security. Your note may bear a coupon rate below the prevailing market rate for debt securities of Lehman Brothers Holdings that are not indexed to index funds.

Your return on the notes could be less than if you owned the shares of the index fund or stocks held by the index fund or included in the index fund’s underlying index.

•

Your maximum return is limited. The maximum amount that Lehman Brothers Holdings is obligated to pay you per YEELDS at maturity is limited to the equity cap price, plus any accrued but unpaid coupon payments. As a result, your return on the notes could be less than the return obtainable if you had owned the shares of the index fund or stocks held by the index fund or included in the index fund’s underlying index.

•

Your return may not reflect dividends on the index fund (or successor index fund, if any). Your return on the notes will also not reflect the return you would realize if you actually owned the shares of the index fund (or successor index fund, if any) and received the dividends paid on such shares. This is because the calculation agent will calculate the amount payable to you by reference to the price of the index fund (or successor index fund, if any), without taking into consideration the value of dividends paid on the shares of the index fund (or successor index fund, if any) (although the share closing price upon which the settlement value will be based will be adjusted to reflect changes to the dividends paid on shares of the index fund (or successor index fund, if any)). See “Dividend adjustments” in the relevant pricing supplement.

•

Your return may not be adjusted for changes in currency exchange rates. The notes are denominated in U.S. dollars. If the shares of the index fund are traded in a foreign currency, the amount payable on the stated maturity date may not be adjusted for the currency exchange rates in effect on the stated maturity date. If the amount payable on the stated maturity date is not adjusted for the currency exchange rates in effect on the stated maturity date, any amount in addition to the principal amount of each note payable to you on the stated maturity date will be based solely upon the percentage increase in the price of a share of the index fund. In addition, changes in exchange rates may reflect changes in various non-U.S. economies, which in turn may adversely affect the price of shares of the index fund and, consequently, the value of the notes.

Historical prices of the index fund should not be taken as an indication of the settlement value during the term of the notes.

The trading prices of a share of the index fund (or successor index fund, if any) will determine the settlement value. You should realize, however, that past performance is not necessarily indicative of how the index fund (or successor index fund, if any) or the notes will perform in the future. Trading prices of shares of the index fund (or successor index fund, if any) will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which such shares are traded and the prices of shares of the index fund (or successor index fund, if any) themselves.

The notes may not be actively traded.

The notes of a particular series may not be listed on any securities exchange. Even if they are listed on a securities exchange, there may be little or no secondary market for the notes and even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for each series of notes, but it is not required to do so.

The value of the notes will be affected by numerous factors, some of which are related in complex ways.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the price of a share of the index fund at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes prior to maturity may be at a discount, which could be substantial, from the price at which the notes are initially sold to the public if the price of a share of the index fund at that time is less than, equal to, or not sufficiently above the initial value. You will not participate in the index fund’s appreciation unless the settlement value is greater than the initial value. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

•

Value. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the price of a share of the index fund at any given point in time exceeds the initial value. If you decide to sell your notes when the price of a share of the index fund exceeds the initial value, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on that settlement value because of expectations that the settlement value will continue to fluctuate until the conversion value is determined. If you decide to sell your notes when the price of a share of the index fund is below the initial value, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the index fund (or successor index fund, if any) may also affect the settlement value and, thus, the value of the notes.

•

Interest rates. The trading value of the notes will be affected by changes in interest rates. In general, if U.S. or foreign interest rates increase, the trading value of the notes may be adversely affected.

•

Volatility of the index fund. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the index fund increases or decreases, the trading value of the notes may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future level or volatility of the index fund.

•

Volatility of currency exchange rates. If the index fund is denominated in a foreign currency, the exchange rate between the U.S. dollar and the foreign currency in which the index fund is denominated is a foreign exchange spot rate that measures the relative values of two currencies, the particular currency in which the index fund is denominated and the U.S. dollar. This exchange rate increases when the U.S. dollar appreciates relative to the particular currency in which the index fund is denominated and decreases when the U.S. dollar depreciates relative to such currency. This exchange rate is expressed as a rate that reflects the amount of the particular currency in which the index fund is denominated that can be purchased for one U.S. dollar. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the exchange rate between the U.S. dollar and the foreign currency in which the index fund is denominated changes, the trading value of the notes may be adversely affected.

•

Correlation between currency exchange rates and the index fund. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and the foreign currency in which the index fund may be denominated and the percentage changes in the index fund. If the correlation between the exchange rate between the U.S. dollar and the foreign currency in which the index fund is denominated and the index fund changes, the trading value of the notes may be adversely affected.

•

Time remaining to maturity. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

•

Dividend yields. If dividend yields on the index fund (or successor index fund, if any) increase, the value of the notes may be adversely affected because the settlement value does not incorporate the value of those payments (although the index fund share closing price (or, if applicable, the successor index fund share closing price) upon which the settlement value will be based will be adjusted to reflect changes to the dividends paid on a share of the index fund (or successor index fund)). See “Dividend adjustments” in the relevant pricing supplement.

•

Lehman Brothers Holdings’ credit ratings, financial condition and results. Actual or anticipated changes in Lehman Brothers Holdings’ credit ratings, financial condition or results may affect the market value of the notes.

•	Economic conditions. General economic conditions and real or anticipated changes in those conditions may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the price of a share of the index fund. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

The inclusion of commissions and projected profit from hedging in the public offering price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase notes of a particular series in secondary market transactions is likely to be lower than the public offering price of the notes of that series, since the public offering price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the obligations of Lehman Brothers Holdings under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

Lehman Brothers Holdings cannot control actions by the companies whose stocks or other equity securities are held by the index fund or included in the index fund’s underlying index.

Actions by the companies whose stocks or other equity securities are held by the index fund or included in the index fund’s underlying index may have an adverse effect on the price of shares of the index fund and/or on the settlement value, the settlement value and the notes. In addition, these companies are not involved in the offering of the notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings’ or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of the notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you at maturity.

If any of the stocks held by the index fund or included in the index fund’s underlying index is a security issued by a foreign company, an investment in the notes is subject to risks associated with foreign securities markets.

Foreign securities markets may be more volatile than U.S. securities markets, and market developments may affect a foreign market differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volume in those markets. Also, there is generally less publicly available information about foreign companies that are not subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in different respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

You have no shareholder rights.

Investing in the notes is not equivalent to investing in the shares of the index fund or in the stocks held by the index fund or included in the index fund’s underlying index. As an investor in the notes, you will not have voting rights or rights to receive dividends (however, the relevant pricing supplement may provide for adjustments reflecting the difference, if any, between actual dividends and expected dividends) or other distributions or any other rights with respect to the shares of the index fund or the stocks held by the index fund or included in the index fund’s underlying index (although the index fund share closing price (or, if applicable, the successor index fund share closing price) upon which the settlement value will be based will be adjusted to reflect changes to the dividends paid on a share of the index fund (or successor index fund)).

Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes, whether any adjustment should be made to the settlement value (or to the multiplier used to determine the settlement value) and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See “Description of the Notes—Payment at maturity,” “—Adjustments to the multiplier” and “—Market disruption events.”

Purchases and sales of the shares of the index fund or stocks held by the index fund or included in the index fund’s underlying index by Lehman Brothers Holdings and its affiliates could affect the prices of shares of the index fund or the settlement value.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell the shares of the index fund or stocks held by the index fund or included in the index fund’s underlying index or other equity securities or derivative instruments related to the index fund for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings’ obligations under the notes. These transactions could affect the prices of shares of the index fund. See “Use of Proceeds and Hedging.”

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this YEELDS prospectus supplement. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. Lehman Brothers Holdings intends to report the coupon payments as ordinary income to you, but you should consult your own tax advisor concerning alternative characterizations. Neither Lehman Brothers Holdings nor any of its affiliates provide tax advice. See “United States Federal Income Tax Consequences” in this YEELDS prospectus supplement.

USE OF PROCEEDS AND HEDGING

All or a portion of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire shares of the index fund. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the index fund to hedge Lehman Brothers Holdings’ obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See “Use of Proceeds” on page 7 of the base prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the index fund, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or other equity securities or in futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to the index fund or other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in the index fund, or in futures or options contracts or other derivative or synthetic instruments related to the index fund or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the price of shares of the index fund and, accordingly, increase or decrease the settlement value. Although Lehman Brothers Holdings has no reason to believe that any such activity will have a material impact on the price of the index fund, such activities could have such an effect.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the YEELDS supplements the description of the general terms and provisions of the debt securities set forth in the base prospectus and the description of the general terms and provisions of the Medium-Term Notes, Series I set forth in the MTN prospectus supplement.

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the relevant pricing supplement is inconsistent with this YEELDS prospectus supplement, the MTN prospectus supplement or the base prospectus, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in the base prospectus, the MTN prospectus supplement and this YEELDS prospectus supplement. It is important for you to consider the information contained in the base prospectus, the MTN prospectus supplement, this YEELDS prospectus supplement and the relevant pricing supplement in making your investment decision.

General

The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the base prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section “Description of Debt Securities” beginning on page 8 of the base prospectus. The notes are “Senior Debt” as described in the base prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to the aggregate principal amount of notes of any series set forth on the cover page of the relevant pricing supplement (or if the pricing supplement indicates that an over-allotment option has been granted, up to that amount plus the amount of the option). Lehman Brothers Holdings may, without the consent of the holders of the notes of that series, create and issue additional notes ranking equally with the notes of that series and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes of a series can be issued if an event of default has occurred with respect to the notes of that series.

The notes will be issued in the denomination specified in the relevant pricing supplement.

Index fund

In this YEELDS prospectus supplement, when we refer to the index fund, we mean the exchange traded fund specified in the relevant pricing supplement.

Payments prior to maturity

The relevant pricing supplement will specify the coupon rate that will apply to the notes, the coupon payment dates and the related record dates. Coupon payments will be calculated based upon the principal amount of the notes and will accrue from and including the original issue date of the notes to but excluding the date the notes mature. If the stated maturity date is postponed due to a market disruption event or otherwise, coupon payments will continue to accrue during the period from the stated maturity date to but excluding the date the notes are paid. Lehman Brothers Holdings will make coupon payments to the person in whose name a note is registered at the close of business on the record date indicated in the pricing supplement. Coupon payments on the notes will be calculated on the basis of a 360-day year of twelve 30-day months. If any coupon payment date is not a business day, you will receive payment on the following business day unless that day falls in the next calendar month, in which case payment will be made on the first preceding day which is a business day.

Unless otherwise specified in the relevant pricing supplement, the notes will not be redeemable or repayable prior to maturity, either at the option of Lehman Brothers Holdings or of the holder. If the relevant pricing supplement provides for a redemption or repurchase feature, the details of such redemption or repurchase feature will be specified in the relevant pricing supplement.

Payment at maturity

The notes will mature on the date specified in the relevant pricing supplement unless that date is postponed because the valuation date is postponed; see “—Determination of conversion value” and “—Settlement value” below. Unless otherwise specified in the relevant pricing supplement, you will be entitled to receive per YEELDS, in addition to any accrued but unpaid coupon payments, the lesser of:

•	the conversion value; and

•	the equity cap price.

Lehman Brothers Holdings will pay the amount due on the stated maturity date in cash.

The payment on the stated maturity date may be postponed if the valuation date is postponed, as described below under “—Settlement value”. Unless otherwise specified in the relevant pricing supplement, the valuation date for purposes of the payment on the stated maturity date is the fifth business day prior to the stated maturity date.

Determination of conversion value

The conversion value per YEELDS will be determined by the calculation agent by the following formula:

conversion ratio × settlement value

The conversion ratio, unless otherwise specified in the relevant pricing supplement, is the denomination divided by the initial value. The settlement value must be greater than the initial value for you to receive any amount above the principal amount per YEELDS. The amount you receive at maturity will not exceed the equity cap price and may be less than the price at which the YEELDS are initially being sold to the public.

The initial value and the equity cap price will be specified in the relevant pricing supplement.

Settlement value

Unless indicated otherwise in the relevant pricing supplement, the settlement value will be determined by the calculation agent and will be based upon the adjusted closing price of the index fund on the valuation date. Adjustments to the closing price will occur, as described below, if the per-share amount of cash dividends actually paid on shares of the index fund during the term of the YEELDS is different from the amount expected to be so paid. See “—Adjustments to the multiplier” below.

The adjusted closing price of the index fund on any scheduled trading day will equal the closing price of a share of the index fund on such scheduled trading day, plus the dividend adjustment amount (which may be a positive or negative number or zero) in effect on such scheduled trading day. Unless indicated otherwise in the relevant pricing supplement, the dividend adjustment amount shall initially be zero.

If, during the period from, but excluding, the date of the relevant pricing supplement to and including any scheduled trading day, the sum of cash dividends (other than extraordinary cash dividends, as determined by the calculation agent in its good faith judgment) declared and paid (in each case, as determined by the calculation agent in its sole and absolute discretion) in connection with any ex-dividend dates during that period (“actual aggregate dividends”) is less than the sum of cash dividends that are expected to be declared and paid in connection with each expected ex-dividend date specified in the relevant pricing supplement during the same period (“expected aggregate dividends”), the dividend adjustment amount then in effect shall be reduced on such scheduled trading day by an amount equal to the expected aggregate dividends as of such scheduled trading day minus the actual aggregate dividends as of such scheduled trading day. Any such downward adjustment of the dividend adjustment amount may decrease the amount you receive upon maturity. The expected dividends on any expected ex-dividend date are subject to adjustment in the event of certain events affecting the shares of the index fund such as share splits or reverse share splits, as determined by the calculation agent, in its good faith judgment.

If, during the period from but excluding the date of the relevant pricing supplement to and including any scheduled trading day, the sum of cash dividends (other than extraordinary cash dividends, as determined by the calculation agent in its good faith judgment) declared and paid (in each case, as determined by the calculation agent in its sole and absolute discretion) in connection with any ex-dividend dates during that period (“actual aggregate dividends”) is greater than the sum of cash dividends that are expected to be declared and paid in connection with each expected ex-dividend date specified in the relevant pricing supplement during the same period (“expected aggregate dividends”), the dividend adjustment amount then in effect shall be increased on such scheduled trading day by an amount equal to the expected aggregate dividends as of such scheduled trading day minus the actual aggregate dividends as of such scheduled trading day. Any such upward adjustment of the dividend adjustment amount may increase the amount you receive upon maturity. The expected dividends on any expected ex-dividend date are subject to adjustment in the event of certain events affecting the shares of the index fund such as share splits or reverse share splits, as determined by the calculation agent, in its good faith judgment.

The dividend adjustment amount in effect at any time shall be adjusted in the event of certain events affecting the shares of the index fund, such as share splits or reverse share splits, as determined by the calculation agent, in its good faith judgment.

If the calculation agent determines that one or more market disruption events have occurred on the day that would otherwise be the valuation date with respect to shares of the index fund (or successor index fund, if any), or if that day is not a scheduled trading day with respect to such shares, the valuation date will be postponed and the calculation agent will, subject to the following paragraph, determine the settlement value on the next scheduled trading day on which no market disruption event occurs. In that case, the settlement value will be determined by the calculation agent based on the average execution price an affiliate of Lehman Brothers Holdings receives on the postponed valuation date upon the sale of any such shares used to hedge Lehman Brothers Holdings’ obligations under the notes.

However, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then that eighth scheduled trading day shall be deemed the valuation date and the calculation agent shall determine the closing price of shares of the index fund based upon its estimate of the price of the index fund as of the close of trading on that eighth scheduled trading day. Postponement of the date that would otherwise be the valuation date will cause the payment you receive to be postponed by a number of business days equal to the number of scheduled trading days by which the valuation date is postponed.

The “closing price” of a share of the index fund (or successor index fund, if any), on any particular day, means the last reported sales price for shares of the index fund (or successor index fund) on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.

The “relevant exchange” for the index fund (or successor index fund, if any) means the primary U.S. exchange on which shares of the index fund (or successor index fund) are traded.

“Scheduled trading day” means any day on which the relevant exchange is scheduled to be open for trading for its regular trading session.

You may call Lehman Brothers Inc. at 212-526-0905 to obtain the settlement value per YEELDS and the current value of the dividend adjustment amount, calculated as if the settlement value were being determined on that date.

Successor index fund

Unless otherwise specified in the relevant underlying supplement, if the index fund or any successor index fund (as defined below) is de-listed from the relevant exchange or is liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued index fund (or successor index fund) (such successor fund being referred to herein as a “successor index fund”).

Adjustments to the multiplier

Unless indicated otherwise in the relevant pricing supplement, adjustments to the multiplier will be made by adjusting the multiplier then in effect, as described below. The initial multiplier for the index fund will be 1.0, unless otherwise specified in the relevant pricing supplement.

•

If the shares of the index fund are subject to a share split or reverse share split, then once any such split has become effective, the multiplier relating to the index fund will be adjusted so that the new multiplier shall equal the product of:

•	the prior multiplier for the index fund, and

•

the number of shares that a holder of one share of the index fund before the effective date of that share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

•

If the index fund is subject to a (i) share dividend (i.e., issuance of additional shares of the index fund) that is given ratably to all holders of shares of the index fund or (ii) distribution of shares of the index fund as a result of the triggering of any provision of the corporate charter of the index fund, then, once the dividend or distribution has become effective and the shares of the index fund are trading ex-dividend, the multiplier for the index fund will be adjusted so that the new multiplier for the index fund shall equal the prior multiplier for the index fund plus the product of:

•	the prior multiplier for the index fund, and
•	the number of additional shares issued in the share dividend or distribution with respect to one share of the index fund.

•

If the index fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the index fund to holders of shares of the index fund (other than (i) share dividends or distributions referred to above and (ii) cash distributions or dividends referred to below), then, once the distribution has become effective and the shares of the index fund are trading ex-dividend, the multiplier for the index fund will be adjusted so that the new multiplier for the index fund shall equal the product of:

•	the prior multiplier for the index fund, and
•	a fraction whose numerator is the current market price of the index fund and whose denominator is the amount by which such current market price exceeds the fair market value of such distribution.

The “current market price” of the index fund is the arithmetic average of the closing prices per share of the index fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the multiplier for the index fund.

The “fair market value” of any distribution is the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the fair market value will equal the closing price of such distributed property on such ex-dividend date.

•

If the index fund pays dividends or makes other distributions consisting exclusively of cash to all holders of shares of the index fund during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the dividend threshold, then, once the dividend or distribution has become effective and the shares of the index fund are trading ex-dividend, the multiplier for the index fund will be adjusted so that the new multiplier for the index fund shall equal the product of:

•	the prior multiplier for the index fund, and
•

a fraction whose numerator is the current market price of the index fund and whose denominator of which is the amount by which such current market price exceeds the amount in cash per share of the index fund that the index fund distributes to holders of shares of the index fund in excess of the dividend threshold.

The “dividend threshold” is the amount of any cash dividend or cash distribution distributed per share of the index fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the index fund by more than 10% of the closing price of the index fund on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

If a successor index fund is substituted for the index fund (or for a prior successor fund), as described under “—Successor index fund” above, the calculation agent, in its good faith judgment, shall determine the initial multiplier applicable to the successor index fund, and, if the circumstances so warrant, the multiplier adjustments described above in this section “—Adjustments to the multiplier” shall thereafter apply to the successor index fund.

Unless otherwise specified in the relevant pricing supplement, no adjustments of any multiplier will be required unless the adjustment would require a change of at least 0.1% (.001) in the multiplier then in effect. The multiplier resulting from any of the adjustments specified above will be rounded at the calculation agent’s discretion.

Market disruption events

Unless indicated otherwise in the relevant pricing supplement, a market disruption event with respect to the index fund (or successor index fund, if any) will occur on any day if the calculation agent determines that any of the following events has occurred:

•

A material suspension of or limitation imposed on trading relating to the index fund (or successor index fund, if any) by the relevant exchange for the index fund (or successor index fund, if any), at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise. If applicable, limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

•

A material suspension of or limitation imposed on trading in futures or options contracts relating to the index fund (or successor index fund, if any) by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

•

Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the index fund (or successor index fund, if any) on the relevant exchange, or in the case of the index fund (or successor index fund, if any) not listed or quoted in the United States, on the primary exchange, quotation system or market for the index fund (or successor index fund, if any), at any time during the one hour period that ends at the close of trading on such day.

•

Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the index fund (or successor index fund, if any) on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the close of trading on such day.

•

The closure of the relevant exchange for the index fund (or successor index fund, if any) or the primary exchange or quotation system on which futures or options contracts relating to the index fund (or successor index fund, if any) are traded prior to its scheduled closing time unless the earlier closing time is announced by the exchanges or quotation system at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the exchanges or quotation system and (2) the submission deadline for orders to be entered into the exchanges or quotation system for execution at the close of trading on such day.

For purposes of determining whether a market disruption event has occurred, “close of trading” means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events. The existence or non-existence of such circumstances in the past, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

Hypothetical returns

The relevant pricing supplement will include a table that will illustrate hypothetical rates of return on an investment in the notes described in the pricing supplement, calculated for a range of hypothetical settlement values, in each case assuming that the investment is held from the date on which the notes are first issued until the stated maturity date.

Any table setting forth hypothetical rates of return will be provided for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rates of return will depend entirely on the actual settlement value and the conversion value determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty as to whether the conversion value at maturity will be greater than the principal amount, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

Calculation agent

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for each series of notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this YEELDS prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive. In addition, the calculation agent will make all determinations regarding conversion value, settlement value, multipliers, market disruption events, valuation dates, the closing prices of the index fund (or successor index fund, if any), and the adjusted closing prices of the index fund (or successor index fund, if any). All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as specified in the calculation agency agreement.

Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may from time to time engage in business with the companies whose stocks or other equity securities are held by the index fund or included in the index fund’s underlying index. In the course of its business, Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may acquire non-public information with respect to such companies. In addition, one or more affiliates of Lehman Brothers Holdings may publish research reports with respect to the index fund (or successor index fund, if any) or such companies. The actions may directly adversely affect the market prices of the index fund.

Events of default and acceleration

If an event of default with respect to any series of notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per YEELDS, the amount that would have been payable at maturity, calculated as though the stated maturity date were instead the date of acceleration and the valuation date were instead the day that is a number of business days equal to the determination period specified in the relevant pricing supplement before that day. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the stated maturity date were instead the date of the commencement of the proceeding and the valuation date were instead the day and the date that is a number of business days equal to the determination period specified in the relevant pricing supplement before that day. See “Description of Debt Securities—Defaults” beginning on page 13 of the base prospectus.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this YEELDS prospectus supplement. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this YEELDS prospectus supplement you should rely on the information in this YEELDS prospectus supplement. If any information in the relevant pricing supplement is inconsistent with this YEELDS prospectus supplement, you should rely on the information in the relevant pricing supplement. The relevant pricing supplement may also add, update or change information contained in this YEELDS prospectus supplement.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder (as defined below) who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders of notes who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this YEELDS prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the notes are not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a note is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

Coupon payments

There is no direct authority addressing the treatment of the coupon payments under current law, and such treatment is unclear. Such coupon payments will not constitute interest income for United States federal income tax purposes, but may in whole or in part constitute other periodic income payments to you when received or accrued, in accordance with your regular method of tax accounting. To the extent Lehman Brothers Holdings is required to file information returns with respect to the coupon payments, it intends to report such payments as ordinary income to you. You should consult your own tax advisor concerning the treatment of the coupon payments, including the possibility that any such payment may be treated in whole or in part for United States federal income tax purposes as interest, a payment analogous to an option premium, a purchase price adjustment or rebate rather than being includible in income as other periodic income on a current basis. The treatment of the coupon payments could affect your tax basis in the notes or your amount realized upon the sale, exchange or other disposition of the notes or upon settlement or maturity of the notes. See “—Sale, exchange or other disposition, or cash settlement upon maturity.”

Sale, exchange or other disposition, or cash settlement upon maturity

Upon the receipt of cash on the stated maturity date of the notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received (other than amounts representing accrued and unpaid coupon payments) differs from your tax basis in the note. Your tax basis in a note generally will equal the amount you paid to acquire the note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the note for more than one year as of the stated maturity date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Coupon payments, if any, received by you, but not includible in your income, should reduce your tax basis in the note. See “—Coupon payments.” Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

Upon a sale, exchange or other disposition of a note prior to the stated maturity date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the note. Any such gain or loss will be treated as capital gain or loss. If you have held the note for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Notwithstanding the foregoing, see “—Potential application of the constructive ownership rules” below.

Potential application of the constructive ownership rules

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in any pass-thru entity (which includes a regulated investment company, a partnership or a trust). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder, determined as if the United States holder had acquired shares of the index fund on the original issue date of the note at fair market value and sold them at fair market value on the stated maturity date (if the note was held until the stated maturity date) or on the date of sale or exchange of the note (if the note was sold or exchanged prior to the stated maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or settlement of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the note).

In the case of Notes with a maturity of more than one year, although the matter is not clear, assuming that the index fund is a pass-thru entity, there exists a substantial risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of a note over (ii) the “net underlying long-term capital gain” such United States holder would have had if such United States holder had acquired a number of the shares of the index fund at fair market value on the original issue date of the note for an amount equal to the “issue price” of the note and, upon the date of sale, exchange or settlement of the note, sold such shares of the index fund at fair market value (which would reflect the percentage increase in the value of the shares of the index fund over the term of the note). Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the notes as debt, in particular because the notes in form are debt instruments. For notes with maturities of one year or less, the Internal Revenue Service could seek to apply the rules governing short-term debt obligations. In such a case, holders may be required to accrue income in advance of the receipt of cash and treat any gain realized on the sale, exchange or maturity of the notes as ordinary income. Any loss realized upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. For notes with maturities of more than one year, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, notwithstanding the coupon payments actually made, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. Additionally, the Internal Revenue Service could assert that the selection and substitution of an exchange traded fund for the index fund (or successor index fund, if applicable) if the index fund (or successor index fund) is de-listed, liquidated or otherwise terminated is a taxable exchange of the notes at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the notes. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Recent Tax Law Developments.

On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made with respect to the notes prior to the stated maturity date. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code (as discussed above). It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings intends to continue to treat the notes for United States federal income tax purposes in accordance with the treatment described in this YEELDS prospectus supplement.

Non-United States holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-United States holder of notes. We will not attempt to ascertain whether the shares of the index fund or any stock underlying the index fund would be treated as a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the shares of the index fund or one of more stocks underlying the index fund were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC by the index fund and such issuers of stocks underlying the index fund and consult your tax advisor regarding the possible consequences to you, if any, if the index fund or an issuer of stock underlying the index fund is or becomes a United States real property holding corporation.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition of the note or on payments received with respect to the note on the stated maturity date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Lehman Brothers Holdings will generally withhold tax at a 30% rate on coupon payments paid on the notes unless such rate is reduced or eliminated by an “other income” or similar provision of an applicable United States income tax treaty, provided the relevant certification requirements are satisfied. However, coupon payments that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.

Based on the treatment of the notes as cash-settled financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition of the notes or on payments (other than amounts representing accrued and unpaid coupon payments) received on the stated maturity date in respect of the notes.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax on the sale, exchange or other disposition of a note. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the notes.

United States federal income tax

Based on the treatment of the notes as cash-settled financial contracts, any gain realized upon the sale, exchange or other disposition of the notes or on payments (other than amounts representing accrued and unpaid coupon payments) received on the stated maturity date in respect of a note generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business in the United States of a non-United States holder or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or in which the stated maturity date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments (including coupon payments) received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings generally must report annually to the Internal Revenue Service and to you the amount of all payments paid to you (including coupon payments) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such coupon payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

BOOK-ENTRY ISSUANCE

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. See “Book-Entry Procedures and Settlement” on page 38 of the base prospectus.

The trustee for the notes will wire payments on the notes to DTC’s nominee. Lehman Brothers Holdings and the trustee will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the notes are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

It is DTC’s current practice, upon receipt of any coupon payments, distributions or liquidation amount, to proportionally credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each series of notes to be issued, Lehman Brothers Holdings will agree to sell to the agents identified in the relevant pricing supplement (which may include Lehman Brothers Inc.), as principals, and the agents will agree, severally, to purchase from Lehman Brothers Holdings, the principal amount of the notes specified, at the price specified in the relevant pricing supplement. The agents will be committed to take and pay for all of the notes they agree to purchase, if any are taken.

The agents will offer each series of notes initially at a public offering price equal to the issue price set forth in the relevant pricing supplement and may offer the notes to certain dealers at such price less a concession not in excess of a percentage of the principal amount of the notes specified in the relevant pricing supplement. The agents may allow, and any such dealers may reallow, a discount not in excess of a percentage of the principal amount of the notes specified in the relevant pricing supplement on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the agents.

Each series of notes will be a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by Lehman Brothers Inc., as lead agent, that the agents intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given that a liquid trading market for the notes will develop or be maintained. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the MTN prospectus supplement and base prospectus.

Lehman Brothers Holdings or an affiliate may enter into swap agreements or related hedge transactions with one of Lehman Brothers Holdings’ other affiliates or unaffiliated counterparties in connection with the sale of any series of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

Lehman Brothers Holdings will agree to indemnify the agents against some liabilities, including liabilities under the Securities Act of 1933, as amended, as described in the MTN prospectus supplement and base prospectus.

This YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format may be made available on the Internet sites or through other online services maintained by Lehman Brothers Holdings and/or the agents and/or selling group members participating in any offering of notes, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular agent or selling group member, prospective investors may be allowed to place orders online. The agent may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the agent on the same basis as other allocations.

Other than this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus and any relevant pricing supplement in electronic format, the information on Lehman Brothers Holdings’ or any agent’s or any selling group member’s web site and any information contained in any other web site maintained by any agent or selling group member is not part of this YEELDS prospectus supplement, the MTN prospectus supplement, the base prospectus, any relevant pricing supplement or the registration statement of which they form a part; has not been approved and/or endorsed by Lehman Brothers Holdings or any underwriter or selling group member in its capacity as an agent or selling group member, except, in each case, with respect to the website maintained by it; and should not be relied upon by investors.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions for “adequate consideration” involving a person whose relationship to the Plan or Plan Asset Entity is solely by reason of its being a service provider to the Plan or Plan Asset Entity, as applicable (the “Service Provider Exemption”).

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”).

Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, by its purchase or holding of the notes or any interest therein, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which such purchaser, holder or person acquires its interest in the notes to the date on which such purchaser, holder or person disposes of its interest in the notes, that (a)(i) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan, Plan Asset Entity or plan subject to Similar Laws or (ii) it is a Plan, Plan Asset Entity or plan subject to Similar Laws and its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any Similar Laws, and (b) neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the notes or has provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the notes.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.